Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of  Vornado Realty Trust and Vornado Realty L.P. of our reports dated March 26, 2015, relating to the consolidated financial statements and the related financial statement schedule of Toys “R” Us, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2015, and incorporated in this Prospectus by reference from Vornado Realty Trust’s and Vornado Realty L.P.’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2014, as amended by Form 10-K/A, filed with the SEC on March 27, 2015. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 7, 2015